Exhibit 5.1

NIO Inc.

Building 20, No. 56 AnTuo Road

Jiading District

Shanghai, 201804

People's Republic of China

28 February 2019

Dear Sirs

NIO Inc. (the "Company")

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on 28 February 2019 (the "Registration Statement") relating to the registration under the United States Securities Act of 1933, as amended, (the "Securities Act") of an aggregate of 148,253,193 class A ordinary shares, par value US$0.00025 per share (the "Shares"), issuable by the Company pursuant to each of the Company's 2015 Stock Incentive Plan, 2016 Stock Incentive Plan, 2017 Stock Incentive Plan and 2018 Share Incentive Plan (collectively, the "Plans").

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed copies of the eleventh amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 10 August 2018 and effective conditional and immediately prior to the completion of the initial public offering of the Company’s American Depositary Shares representing its Class A Ordinary Shares (the "Memorandum and Articles"), the written resolutions of the board of directors of the Company dated 24 September 2015 (the "2015 Resolutions"), 15 May 2017 (the "May 2017 Resolutions"), 10 November 2017 (the "November 2017 Resolutions") and 10 August 2018 (the "2018 Resolutions" and together with the 2015 Resolutions, the May 2017 Resolutions and November 2017 Resolutions, the "Resolutions") and a certificate from a director of the Company (the "Director's Certificate").

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorized.

2.	When issued and paid for in accordance with the terms of the respective Plans and in accordance with the Resolutions, and when appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of the Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Law (2018 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2018 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above, (d) the Resolutions were duly passed in the manner prescribed in the memorandum and articles of association of the Company (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect, (e) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below, (f) upon the issue of any Shares, the consideration received by the Company shall be not less than the par value of such Shares, and (g) the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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